Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement"), made and entered into by and between Arbios Systems Inc., 1050 Winter St., Suite 1000, Waltham, MA 02451, USA (hereinafter "Company") and Shawn Cain, 73 Newfield Street, N. Chelmsford, MA 01863 USA (hereinafter referred to as "Consultant") as of  August 1, 2008 (the “Effective Date”), with respect to the following facts:

RECITALS

A. Consultant represents that it has expertise in the area of financial activities and is ready, willing, and able to provide consulting assistance to the Company on the terms and conditions set forth herein.

B. Company is willing to engage Consultant as an independent Consultant, and not as an employee, to provide consultation services to the Company on the terms and conditions set forth herein for the purpose of assisting the Company in the areas of strategic initiatives and corporate guidance.

In consideration of the obligations herein made and undertaken, as well as other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

AGREEMENT

1. Definitions

1.1. "Company" means Arbios Systems Inc., and its employees, officers and directors, agents, consultant or independent Consultants who disclose information to Consultant pursuant to this agreement.

1.2. "Confidential Information" means all information and material which is proprietary to Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained by Consultant, which relates to Company's or its parent Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets or nonpublic business information. Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant prior to its disclosure by Company, (b) is or becomes generally available to the public by acts other than those of Consultant after receiving it, or (c) has been received lawfully and in good faith by Consultant from a third party who did not derive it from Company.

1.3. "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to the Company and is not generally known in the medical device industry.

2. Scope of Services. Consultant shall provide advisory and consulting services in the area of financial affairs and is to perform all activities as conducted as Interim President & CEO. Company specifically agrees that Consultant may perform similar services for another entity so long as such services do not violate the terms and conditions of this Agreement, or impede his ability to perform his duties hereunder. Direction of consulting services shall be provided by the Board of Directors.

3. Term And Termination

3.1. Term. This Agreement shall commence on the Effective Date, and continue for a period through August 31, 2008, unless earlier terminated pursuant to the terms of this Agreement. The parties may amend this Agreement to extend it for an additional period of time following the term of this Agreement.

3.2. Termination for Breach. This Agreement may be terminated by either party upon ten (10) days' prior written notice, if the other party breaches any term hereof and the breaching party fails to cure such breach within the ten-day (10) period.

3.3. Termination Without Cause. Subject to the terms of Section 4 below, either party may terminate this Agreement at any time upon thirty (30) days’ advance written notice to the other party.

3.4. Survival. In the event of any termination of this Agreement, Sections 5, 6, 7 and 9 hereof shall survive and continue in effect.

4. Compensation/Expenses.

4.1. Consulting Fees. In consideration for Consultant's consulting services to be rendered hereunder, Company agrees to pay to Consultant the sum $5,000 per month. Payment shall be made in arrears within thirty (30) days of receipt of the invoice from Consultant for such services, or on such terms that the parties mutually agree. Consultant agrees to prepare a detailed monthly invoice to evidence services rendered as reasonably required by Company for auditing or other business requirements.

4.2. Reimbursement of Expenses. Company shall reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in carrying out the duties of Consultant; provided however, that such expenses, including travel, shall be approved in advance by Company, and Consultant shall provide receipts to the Company for such expenses prior to receipt of any reimbursement hereunder.

5. Ownership Rights

5.1. General Property. As between Company and Consultant, all right, title, and interest in and to the progress, systems, data, or materials used or produced by Consultant in the performance of the services called for in this Agreement shall remain or become the property of Company.

5.2. Intellectual Property. Consultant agrees that Company shall be entitled to own and control all proprietary technology and all financial, operating, training ideas, data, processes, procedures and materials, including works of expression, all copyrights, all patent rights, and all trade secret rights in such works that are developed, written, or conceived by Consultant during the term of this Agreement, to the extent that they relate to the performance or the requirements of this Agreement.

5.3. Materials Furnished. All right, title, and interest in and to any Confidential Information, mechanical drawings, sketches, documentation, programs, systems, data, and materials furnished to Consultant by Company are and shall remain the property of Company.

6. Confidentiality and Nondisclosure

6.1. Consultant will hold in complete confidence and not disclose, produce, publish, permit access to, or reveal Confidential Information disclosed hereunder, at any time prior to Company's intentional public disclosure of that information, without the express prior written consent of Company.

6.2. Consultant agrees that Company's Confidential Information has been developed or obtained by the investment of significant time, effort and expense and provides Company with a significant competitive advantage in its business.

7. Consultant Warranties. Consultant warrant that Consultant's performance of the services called for by this Agreement do not and will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right.

8. Indemnification. Consultant hereby indemnifies and agrees to hold harmless Company, its directors, officers, employees and agents from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to the negligent or intentional acts or omissions by Consultant hereunder or any breach of the warranties made by Consultant pursuant to Section 7 hereof. Consultant's obligations under this section shall survive the termination of this Agreement for any reason. Company agrees to give Consultant prompt notice of any such claim, demand, or action and shall, to the extent Company is not adversely affected, cooperate fully with Consultant in defense and settlement of said claim, demand, or action. Company hereby indemnifies and agrees to hold harmless Consultant, its officers, directors, employees and agents from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, (“Losses”) arising out of or relating to this Agreement, except to the extent that such Losses are caused in whole or in part by the acts or omissions of Consultant. Company’s obligations under this section shall survive the termination of this Agreement for any reason. Consultant agrees to give Company prompt notice of any such claim, demand, or action and shall, to the extent Consultant is not adversely affected, cooperate fully with Company in defense and settlement of said claim, demand, or action.

9. Miscellaneous.

9.1. Relationship of the Parties. Consultant is and shall be an independent Consultant to Company, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.

9.2. Entire Agreement, Modifications. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.

9.3. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

9.4. Assignment. Company may assign or otherwise transfer its rights or obligations hereunder to any affiliated entity, or any entity which shares or which is subject to common control. Except as set forth herein, no party to this Agreement may, voluntarily or by operation of law, assign or otherwise transfer any of his, her or its rights or obligations under this Agreement, without obtaining the prior written consent of the other party hereto, which may be unreasonably withheld. Any attempted assignment in violation of this Agreement shall be void and of no effect.

9.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.6. Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

9.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given, or on the third (3rd) day after mailing if mailed to the party to whom notice is given, by first class mail, registered or certified, postage prepaid, and properly addressed as set forth below on the signature page. Either party may change the address to which notices to such party are to be addressed by giving the other party hereto written notice of such change in the manner herein set forth.

9.8. Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with the laws of the state of Massachusetts, United States of America.

9.9. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

9.10. Venue; Submission to Jurisdiction. Except as governed by the above paragraph (9.9), any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the First District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Arbios Systems, Inc.

By:	/s/ Scott Hayashi
Name:	Scott Hayashi
Title:	Interim Chief Financial Officer
Address:	1050 Winter St, Suite 1000
Waltham, MA 02451

CONSULTANT:
Shawn P. Cain

By: /s/ Shawn Cain
Shawn P. Cain
Address:	73 Newfield St.
North Chelmsford, MA 01863